                                                                    Exhibit 99.1

                             [AVT WEBPAGE BANNER]


AVT Corporation (ticker: AVTC, exchange: NASDAQ) News Release - 25-Jan-2001
===========================================================================
AVT Corp. Declares Dividend Distribution of Preferred Share Purchase Rights

     KIRKLAND, Wash.--(BUSINESS WIRE)--Jan. 25, 2001--AVT Corp. (Nasdaq NM:AVTC) Thursday announced that its board of directors has adopted a shareholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of AVT common stock.

     The Rights are designed to ensure that all of AVT's shareholders receive fair and equal treatment in the event of a proposed takeover of AVT, and to guard against the use of partial tender offers, squeeze-outs, open market accumulations or other abusive tactics to gain control of AVT without paying all shareholders a control premium.

     The company is not aware that AVT is the target of any takeover plans at the present time.

     The Rights will be exercisable only if a person or group acquires 15 percent or more of AVT's common stock or announces a tender offer, which could result in the offeror becoming the beneficial owner of 15 percent or more of the common stock. Each Right will entitle shareholders to buy one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $50.

     If a person or group acquires 15 percent or more of AVT's outstanding common stock, each Right will entitle its holder (other than the acquiring person or group) to purchase, at the Right's then-current exercise price, the number of AVT's common shares having a market value of twice the exercise price.

     In addition, if AVT is acquired in a merger or other business combination transaction after a person has acquired 15% or more of AVT's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice the exercise price.

     Following the acquisition by a person or group of beneficial ownership of 15 percent or more of AVT's common stock and before the acquisition of 50 percent or more of the common stock, the board of directors may exchange all or part of the Rights (other than Rights owned by the acquiring person or group) for a consideration per Right consisting of one-half of the common stock that would be issuable upon the exercise of one Right.

     Alternatively, the Rights are redeemable for one cent per Right at the option of the board of directors, prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of AVT's common stock.

     The nontaxable dividend distribution will be made on Feb. 2, 2001, payable to shareholders of record on that date. The Rights will expire Jan. 24, 2011.

     About AVT Corp.

     AVT Corp. is the leading provider of unified communications solutions that provide the timely exchange of business information anytime, anywhere from virtually any communications device, helping organizations manage their communications workflow.

     The company specializes in developing and marketing its CallXpress unified messaging solution, its RightFAX fax and communications servers, and its MediaLinq electronic document delivery services. AVT has more than 65,000 systems installed worldwide, with 80 percent of Fortune 100 companies using the company's award winning products and services.

     AVT is headquartered in Kirkland and has main offices in Tucson, Ariz.; Portland, Ore.; San Francisco; and Owings Mills, Md. In addition, AVT has sales and support offices in the United Kingdom, Germany, Hong Kong, Dubai, and Tokyo. Founded in 1982, AVT is publicly traded under the symbol "AVTC" on the Nasdaq National Market. AVT maintains a site on the World Wide Web at www.avtc.com.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the company's results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in AVT's latest Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

     --30--mb/ix*

     CONTACT:  AVT Corp., Kirkland
               Investor Relations
               Michele Reid, 425/820-6000 ext. 3479
               (Editorial Contact)
               mreid@avtc.com
               or
               MWW Savitt
               Kimberly Tipton, 206/689-8505
               ktipton@mww.com